Exhibit 10.9

MEMORANDUM

To:    Debbie Burke
From:    Laura Dillard
Vice President, Human Resources
Date:    5/16/2014

RE:    Special One-Time Bonus

In recognition of your anticipated service as Interim Chief Financial Officer while we conduct a search and hire a permanent replacement for the position of Chief Financial Officer, you are eligible to receive a special one-time bonus award in the amount of $30,000 (the “Special Bonus”) under the following terms and conditions:

1.	The Special Bonus is payable as follows:

a.
$15,000, less applicable taxes, earned on or about June 2, 2014 (the date at which it is anticipated that you will assume the role of Interim Chief Financial Officer), and if possible included on your June 6, 2014 regular paycheck paid by direct deposit; and

b.
$15,000, less applicable taxes, earned on or about the date a permanent replacement for the position of Chief Financial Officer starts employment at Exelixis, and if possible included on your first regular paycheck paid by direct deposit immediately following such date.

2.
You will only receive such Special Bonus payments if you are an active employee at Exelixis as of the actual dates the two Special Bonus payments are to be made, unless your employment is involuntarily terminated by Exelixis other than for cause.

3.	This Special Bonus is offered to you in addition to any bonus you may be eligible to receive under Exelixis’ corporate bonus program.

Debbie, we thank you for your willingness to serve as Interim Chief Financial Officer. Please contact me with any questions.